Exhibit 99.1

OSI Systems Expects Net Loss for the Third Quarter

HAWTHORNE, Calif.—(BUSINESS WIRE)—April 27, 2005—OSI Systems, Inc. (Nasdaq:OSIS) today announced that it is expecting a net loss for the third quarter of fiscal 2005 of approximately $2.8 million to $3.2 million, or $0.17 to $0.19 per share after Spacelabs-related retention and amortization expenses of approximately $0.04 per share.

For the third quarter, despite lower than expected revenues for the Healthcare segment, all business segments are expected to achieve operating profits with the exception of the Security segment. The Security segment was impacted by both the establishment of a $2.5 million ($1.6 million after tax) bad debt reserve for an international Cargo and Vehicle Inspection receivable and higher than expected operating losses attributable to the Cargo and Vehicle Inspection product line. Additionally, the company also incurred higher than forecasted litigation and Sarbanes-Oxley implementation expenses of approximately $900,000 ($560,000 after tax). These charges were offset by a tax benefit of approximately $626,000 from the favorable resolution of a tax contingency.

The company expects revenue for the third quarter of fiscal 2005 to be approximately $94 million. Revenue for the quarter included approximately $2.6 million of revenue from Blease Medical Holdings which was acquired in February 2005.

The company will provide further details with the release of the third quarter results on Wednesday May 4, 2005.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding the financial performance of OSI System, Inc. or any of its businesses. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that actual revenues, operating margin, and earnings per share results shall continue to be in line with current expectations. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.